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Exhibit 99.3

PRO FORMA FINANCIAL INFORMATION OF ISONICS CORPORATION AND
ENCOMPASS MATERIALS GROUP LIMITED

Unaudited Pro Forma Combined Balance Sheet as of April 30, 2004
Notes to Unaudited Pro Forma Combined Balance Sheet as of April 30, 2004
Unaudited Pro Forma Combined Statement of Operations for the year ended April 30, 2004
Notes to Unaudited Pro Forma Combined Statement of Operations for the year ended April 30, 2004

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
(Dollars in thousands)

        The following unaudited pro forma financial information of Isonics Corporation gives effect to the acquisition of the business and assets of Encompass Materials Group Limited ("EMG") as if such transaction was consummated April 30, 2004, in the case of the Unaudited Pro Forma Combined Balance Sheet and as if such transaction was consummated on May 1, 2003, in the case of the Unaudited Pro Forma Combined Statement of Operations for the year ended April 30, 2004. The Unaudited Pro Forma Combined Balance Sheet as of April 30, 2004 includes EMG historical information as of March 31, 2004. The Unaudited Pro Forma Combined Statement of Operations for the year ended April 30, 2004 includes EMG historical information for the year ended March 31, 2004. The acquisition of the business and assets of EMG was completed on June 11, 2004. All related adjustments are described in the accompanying notes. In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data.

        The following unaudited pro forma combined financial information is presented for illustrative purposes only, does not purport to be indicative of our financial position or results of operations as of the date hereof, or as of or for any other future date, and is not necessarily indicative of what our actual financial position or results of operations would have been had the foregoing transaction been consummated on such dates, nor does it give effect to (i) any transactions other than the foregoing transaction and those described in the accompanying Notes to Unaudited Pro Forma Combined Financial Information or (ii) Isonics Corporation or EMG's results of operations since April 30, 2004. The following unaudited pro forma combined financial information does not give effect to any anticipated annual savings or the additional revenues expected to be achieved following the consummation of the transaction. Actual amounts could differ from those presented.

        The following unaudited pro forma combined financial information is based upon the historical financial statements of Isonics Corporation and EMG, and should be read in conjunction with such historical financial statements, the related notes and the Notes to Unaudited Pro Forma Combined Financial Information.

        In the preparation of the unaudited pro forma combined financial information, management has estimated that the historical book value of the EMG assets and liabilities acquired approximates the fair value thereof, except for property and equipment which has been estimated based upon preliminary appraisal results as described in the Notes to Unaudited Pro Forma Combined Financial Information. Although the final appraisal and purchase accounting allocation is not anticipated to result in values that are materially greater or less than the values assumed in the preparation of the following unaudited pro forma combined financial information, there can be no assurance with respect thereof.

ISONICS CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

APRIL 30, 2004

(Dollars in thousands)

ASSETS

	Isonics Historical	EMG Historical	Pro Forma Adjustments		Pro Forma Combined
CURRENT ASSETS
Cash and cash equivalents	$3,691	$9	$(415	)(1)(4)	$3,285
Accounts receivable	851	279	—		1,130
Inventories	985	347	—		1,332
Prepaid expenses and other current assets	143	73	—		216

Total current assets	5,670	708	(415)		5,963
LONG-TERM ASSETS
Property and equipment, net	471	648	1,948	(1)	3,067
Goodwill	1,807	—	470	(1)	2,277
Intangible assets, net	706	—	—		706
Other assets	27	16	—		43

Total long-term assets	3,011	664	2,418		6,093

TOTAL ASSETS	$8,681	$1,372	$2,003		$12,056

LIABILTIES AND STOCKHOLDERS' EQUITY

	Isonics Historical	EMG Historical	Pro Forma Adjustments		Pro Forma Combined
CURRENT LIABILITIES
Line of credit	$—	$133	$(133	)(4)	$—
Notes payable	—	233	(233	)(4)	—
Notes payable—Silver Silicon Ltd.	—	—	1,700	(1)	1,700
Current portion of obligation under capital leases	54	—	—		54
Accounts payable	628	338	—		966
Accrued liabilities	256	166	—		422
Due to related party	—	128	(128	)(2)	—

Total current liabilities	938	998	1,206		3,142
Obligation under capital leases, net of current portion	32	—	—		32
Notes payable—shareholders	—	2,262	(2,262	)(2)	—

TOTAL LIABILITIES	970	3,260	(1,056)		3,174
STOCKHOLDERS' EQUITY (DEFICIT)	7,711	(1,888)	3,059	(1)(3)	8,882

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,681	$1,372	$2,003		$12,056

ISONICS CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

APRIL 30, 2004

(Dollars in Thousands)

(1)
The aggregate purchase price paid by Isonics Corporation and the related purchase accounting (which is based upon preliminary appraisal results) for the acquisition, assuming it was consummated at April 30, 2004 is as follows:

  Calculation of purchase price

Note payable to Silver Silicon Ltd. (formerly EMG)	$1,700
731,930 shares of common stock (valued at the closing price of our common stock on June 11, 2004) issued to Silver Silicon Ltd.	1,171
Estimated legal, accounting and other advisory fees	49

2,920

  Fair value of net assets acquired

Working capital	$(162)
Other long-term assets	16
Property and equipment (based upon preliminary appraisal results)	2,596
Goodwill	470

$2,920

(2)
Represents excluded liabilities that remain with the Silver Silicon Ltd.

(3)
Elimination of EMG equity of ($1,888).

(4)
Line of credit and notes payable totaling $366 paid off by Isonics at closing per the terms of the agreement.

ISONICS CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED APRIL 30, 2004

(Dollars in thousands, except per share amounts)

	Isonics Historical	EMG Historical	Pro Forma Adjustments		Pro Forma Combined
Revenues	$8,721	$3,539	$—		$12,260
Cost of revenues	7,138	4,403	389	(4)	11,930

Gross margin	1,583	(864)	(389)		330
Operating expenses:
Selling, general and administrative	5,186	668	—		5,854
Research and development	569	—	—		569

Total operating expenses	5,755	668	—		6,423
Operating loss	(4,172)	(1,532)	(389)		(6,093)
Other income (expense), net	9	(211)	116	(2)(3)	(86)

Loss from continuing operations before income taxes	(4,163)	(1,743)	(273)		(6,179)
Income taxes	—	—	—		—

Loss from continuing operations	(4,163)	(1,743)	(273)		(6,179)
Loss from discontinued operations	—	(79)	79	(1)	—
Gain on disposal of discontinued operations	—	142	(142	)(1)	—

NET LOSS	$(4,163)	$(1,680)	$(336)		$(6,179)

DEEMED DIVIDENDS ON PREFERRED STOCK	$(2,862)	—	—		$(2,862)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(7,025)	$(1,680)	$(336)		$(9,041)

Net loss per share—basic and diluted
Net loss per share attributable to common stockholders	$(.53)	—	—		$(.65)
Shares used in computing per share information	13,252	—	732		13,984

ISONICS CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

April 30, 2004

(Dollars in Thousands)

(1)
Eliminates discontinued operations associated with Encompass Distribution Services, LLC.

(2)
Eliminates interest expense of $211 associated with EMG debt and payables to related parties.

(3)
Adds interest expense ($95) associated with $1,700 payable to Silver Silicon Ltd. at 6% (payable ratably over 33 months beginning October 2004).

(4)
Additional depreciation expense associated with allocation of excess purchase price to property and equipment over the recorded book value. Allocation was assumed to have a five-year life for depreciation purposes.

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PRO FORMA FINANCIAL INFORMATION OF ISONICS CORPORATION AND ENCOMPASS MATERIALS GROUP LIMITED